Exhibit 99.1

KH FUNDING COMPANY

$80,000,000	$20,000,000
Series 3 Senior Secured Investment	Series 4 Subordinated Unsecured Investment
Debt Securities	Debt Securities

RATE SUPPLEMENT

PROSPECTUS SUPPLEMENT

DATED XX/XX/XXXX

The Series 3 Senior Secured Investment Debt Securities will be sold as either Demand Notes or Fixed Term Notes under the following terms:

Demand Notes:	Demand Period[1]	Annual Variable Interest Rate[2]
One Day Demand Notes	One day[3]	X.XX%
Thirty Day Demand Notes	Thirty days	X.XX%

Fixed Term Notes:	Maturity	Fixed Annual Interest Rate[4]
One Year Fixed Term Notes	One year from date of issuance	X.XX%
Three Year Fixed Term Notes	Three years from the date of issuance	X.XX%
Five Year Fixed Term Notes	Five years from the date of issuance	X.XX%

The Series 4 Subordinated Unsecured Investment Debt Securities will be sold as Fixed Term Notes under the following terms:

Fixed Term Notes:	Maturity	Fixed Annual Interest Rate[5]
One Year Fixed Term Notes	One year from date of issuance	X.XX%
Three Year Fixed Term Notes	Three years from the date of issuance	X.XX%
Five Year Fixed Term Notes	Five years from the date of issuance	X.XX%

An offer can only be made by the Prospectus dated XXXX XX, 2003, delivered in conjunction with this Rate Supplement dated XXXX XX, XXXX. See “Risk Factors” for a discussion of certain factors which should be considered in connection with an Investment in the Notes.

You may obtain an additional copy of the Prospectus dated XXXX XX, 2003 free of charge from KH Funding Company, 10801 Lockwood Drive, Suite 370, Silver Spring, Maryland 20901. Our telephone number is (301) 592-8100. Your may access our web site at “www.khfunding.com”. Information on our web site is not intended to be incorporated into this Prospectus. The Notes represent obligations of KH Funding and are not certificates of deposit or insured or guaranteed by the FDIC or any other governmental agency.

[1]	The demand period is the number of days in advance you must notify us of your intent to redeem all or part of your Note.
[2]	The Interest Rate may be adjusted from time-to-time by the Issuer while the Note is outstanding. The interest rate will not be less than % per year. We will notify you in writing at least seven (7) days prior to any decrease in the interest rate.
[3]	The holders of one day demand notes have the option of being provided a free checking account to access their funds, subject to certain restrictions. This feature is not applicable to South Carolina residents.
[4]	Interest Rate will be fixed at time Note is issued based upon the current rates above or as indicated in a Supplement hereto.
[5]	Interest Rate will be fixed at time Note is issued based upon the current rates above or as indicated in a Supplement hereto.

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